Exhibit 10.41

	John V. Howard, Jr., Esq.	www.vertisinc.com
TURN TO USTM	Chief Legal Officer and Secretary
250 W. Pratt Street, Suite 1800, Baltimore, MD 21201
D: 410.361.8347 F: 410.454.8460
jhoward@vertisinc.com

December 5, 2006

VIA OVERNIGHT DELIVERY

Dean D. Durbin

Dear Dean:

This letter (“Letter Agreement”) confirms our agreement concerning your resignation as President, Chief Executive Officer, and Director of Vertis Holdings, Inc., Vertis, Inc. and their subsidiaries and affiliates (collectively “Vertis”) effective November 28, 2006, and the special benefits that are being offered to you in order to ensure a smooth transition. Although you are resigning your employment with Vertis, Vertis agrees to honor the terms of your August 31, 2003 Employment Agreement, as amended (“Employment Agreement”), as though your termination of employment is occurring under the provisions of Section 5(a) of the Employment Agreement and will provide to you the severance benefits set forth in the Employment Agreement for such terminations, as well as other valuable consideration set forth below. Other than as specifically modified below, your rights and obligations and all other provisions under your Employment Agreement shall remain as set forth therein, including without limitation the provisions of Section 5(d)(iii) thereof; provided, however, that solely for purposes of the last sentence of Section 5(a) and Section 5(d)(iii), your employment will be considered to have terminated effective November 28, 2006.

1.                              Resignation and Termination of Employment.  Effective November 28, 2006, you resign your position as President and Chief Executive Officer of Vertis, as well as your position on any Board of Directors of Vertis. Your employment with Vertis will continue, in the capacity of a non-officer employee, until February 28, 2007 (the “Date of Termination”), at which time your employment will terminate. Through the Date of Termination, you will continue to receive your current base salary, less applicable withholding taxes and lawful deductions, and except as provided below, you shall continue to be eligible to participate in all Vertis retirement, health and welfare benefit plans, including any medical, prescription, dental, disability, life insurance, accidental death and travel accident insurance plans and programs maintained by Vertis.

2.                              Transition Period.  Until February 28, 2007, you agree to make yourself available to respond to business-related inquiries from Vertis’s officers, directors and/or shareholders.

3.                              Equity Interests.  You are a party to those certain agreements with Vertis known as the Amended and Restated Management Subscription Agreement, dated as of August 31, 2003 (the “Management Subscription Agreement”) and certain Restricted Stock Agreements

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CONFIDENTIAL

dated as of May 20, 2004 and March 6, 2006 respectively (collectively the “Restricted Stock Agreements”), under which you are the beneficial owner of an equity stake in Vertis.

(a)                          Vertis hereby forever waives its call rights (exclusive of any drag-along rights) against the shares of common stock and other equity interests that are subject to the Management Subscription Agreement and agrees to take all actions necessary to amend the Management Subscription Agreement to provide for the continuation of the tag-along rights that you (or, as applicable, your estate) enjoy with respect to the interests subject to the Management Subscription Agreement beyond your termination of employment with Vertis for any reason.

(b)                         Vertis agrees to take all actions necessary to amend the Restricted Stock Agreements to provide as follows:

(i)                     On February 28, 2007, forty percent (40%) of the then-unvested shares of common stock subject to the Restricted Stock Agreements shall be forfeited immediately for no consideration,

(ii)                  with respect to the remaining sixty percent (60%) of the shares of common stock subject to the Restricted Stock Agreements that are unvested as of February 28, 2007 (the “Remaining Shares”),

(1) thirty-three percent (33%) of the Remaining Shares shall be forfeited for no consideration on February 28, 2011, if they have not earlier become vested and nonforfeitable pursuant to the terms of the Restricted Stock Agreements, and

(2) sixty-seven percent (67%) of the Remaining Shares shall be forfeited over the twenty-four (24) month period that commences on February 28, 2007, with one-twenty-fourth (1/24th) of such shares being forfeited on the last day of March 2007, and an additional one-twenty-fourth (1/24th) of such shares being forfeited on the last day of each month thereafter, until all such Remaining Shares shall have been forfeited if they have not earlier become vested and nonforfeitable pursuant to the terms of the Restricted Stock Agreements.

4.                              Indemnification.  Except to the extent inconsistent with Vertis’s certificate of incorporation or bylaws, Vertis will indemnify you against any claim arising out of your employment to the fullest extent permitted by law with respect to your service as an employee, officer and director of Vertis and its subsidiaries, which indemnification shall be provided following your termination of employment for so long as you may have liability with respect to your service as an employee, officer or director of Vertis. You will be covered by a directors’ and officers’ insurance policy with respect to your acts as an officer and director while employed by Vertis to the same extent as all other Vertis officers and directors under such policies.

5.                              Releases and Covenants Not to Sue.

(a)                          In keeping with our intent to provide for an amicable separation, for yourself and your heirs and personal representatives, you hereby release and forever discharge Vertis, and its subsidiaries, affiliates, successors, benefit plans, directors, officers and employees (the “Vertis Released Parties”), from and against all liability, damages, actions and claims of any kind

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whatsoever, known and unknown, that you now have or may have had, or thereafter claim to have, on behalf of yourself or any other person or entity, at any time, arising out of, or relating in any way to, any acts or omissions done or occurring in whole or in part prior to and including the date of this Letter Agreement, including, but not limited to, all such matters arising out of, or related in any way to, your employment or termination of employment with Vertis. You expressly acknowledge and agree that, to the maximum extent permitted by law, this Release includes, but is not limited to, your release of any tort and contract claims and any claims under Title VII of the Civil Rights Act of 1964, as amended, the Americans With Disabilities Act, the Employee Retirement Income Security Act, the Age Discrimination in Employment Act, and all other federal, state and local laws pertaining to employment and/or employment discrimination. By signing this Letter Agreement, you also expressly acknowledge and represent that you have suffered no injuries or occupational diseases arising out of or in connection with your employment with Vertis and have received all wages to which you were entitled as an employee of Vertis.

(b)                         You agree not to file, join in or prosecute any lawsuits or arbitrations against Vertis or any of the other Vertis Released Parties, concerning any matter, act, occurrence, or transaction which arose on or before the date of this Letter Agreement. Although you are not precluded from filing a charge with the EEOC or from participating in an EEOC investigation or proceeding, you expressly waive your right to any monetary recovery or any other individual relief in connection with any EEOC charge or other administrative action, to the maximum extent permitted by law.

(c)                          Prior to you receiving any payments under this Letter Agreement which are payable after your termination of employment with Vertis, Vertis may require you to execute an additional general release covering the period of time through your last day of employment. The additional general release will be in a form substantially similar to the form attached as Appendix A.

(d)                         Except as provided in Section 5(e) below, Vertis hereby releases you, your heirs personal representatives and estate, from and against all liability, damages, actions and claims of any kind whatsoever, known and unknown, that Vertis now has or may have had or hereafter claims to have had on behalf of Vertis or any other Person claiming through Vertis at any time, arising out of or relating in any way to any acts or omissions done or occurring in whole or in part prior to and including the date of this Letter Agreement, including, but not limited to all such matters of, or related in any way to Vertis’s employment of you (the “Vertis Release”).

(e)                          Notwithstanding anything in this Letter Agreement to the contrary, nothing in this Letter Agreement, including, without limitation, the foregoing releases will relinquish, diminish, or in any way affect (i) any rights or claims arising out of this Letter Agreement, including any breach by Vertis or you, as applicable, of this Letter Agreement; (ii) any right or claim you may have, if any, to indemnification under Vertis’s (or as to any other entities for which you serve as a director or officer, such entity’s) certificate of incorporation or bylaws; (iii) any rights you may have as a holder of any equity interest in Vertis or any rights or claims you may have, if any, under a Vertis benefit plan, program or policy, except to the extent modified by this Letter Agreement; (iv) any right to reimbursement for business expenses incurred during the course of

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your employment with Vertis and in accordance with Vertis’s policies with respect to the reimbursement of business expenses; (v) any right or claim you, Vertis or any other Vertis Released Party may have to obtain contribution as permitted by applicable law in an instance in which both you, on the one hand, and any of the Vertis or any other Vertis Released Party, on the other hand, are held to be jointly liable; (vi) any rights or claims that Vertis or any other Vertis Released Party may have against you based on, or arising out of, any criminal conduct or intentional misconduct that you may have engaged in of which Vertis is not currently aware or any act or omission with respect to which Vertis would not have the power to indemnify you under the provisions of Section 145 of the Delaware General Corporation Law regarding indemnification of corporate officers and directors; or (vii) any rights or claims that, as a matter of law, cannot be released or waived.

6.                              Additional Disclosures and Notice of Rights.  You acknowledge, agree and understand that:

(a)                          under this Letter Agreement you are waiving and releasing, among other claims, any rights and claims that may exist under the Age Discrimination in Employment Act (ADEA);

(b)                         the waiver and release of claims set forth in Section 5 above does not apply to any rights or claims that may arise under the ADEA after the date of execution of this Letter Agreement;

(c)                          the payments and other consideration that are being provided to you under this Letter Agreement are of significant value and in addition to what you otherwise would be entitled;

(d)                         you are being advised in writing to consult with an attorney before signing this Letter Agreement;

(e)                          you are being given a period of at least twenty-one (21) days within which to review and consider this Letter Agreement before signing it; and

(f)                            you may revoke this Letter Agreement by providing written notice to Vertis within seven (7) days following its execution. This Letter Agreement will not become effective and enforceable until such seven (7) day period has expired, and you therefore will not receive any consideration under this Letter Agreement until after the revocation period has expired. Accordingly, the Effective Date of this Letter Agreement will be the eighth (8th) day following your signing of this Letter Agreement. Any notice of revocation of this Letter Agreement will not be effective unless given in writing and received by Vertis via personal delivery, overnight courier or certified U.S. Mail, return receipt requested, at the following address: John V. Howard, Jr., General Counsel, 250 W. Pratt Street, 18th Floor Baltimore, Maryland 21201.

7.                              Dispute Resolution.  The dispute resolution provisions set forth in the Employment Agreement shall govern disputes arising under or in connection with this Letter Agreement.

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8.                              Successors.

(a)                          This Letter Agreement is personal to you and without the prior written consent of Vertis, your rights under this Letter Agreement shall not be assignable (except by will or the laws of descent and distribution).

(b)                         This Letter Agreement shall inure to the benefit of and be binding upon Vertis and its successors and assigns.

(c)                          Vertis shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Vertis expressly to assume and agree to perform this Letter Agreement in the same manner and to the same extent that Vertis would have been required to perform it if no such succession had taken place. As used in this Letter Agreement, the term “Vertis” shall mean both Vertis as defined above and any such successor.

9.                              Miscellaneous.

(a)                          This Letter Agreement incorporates by specific reference the Management Subscription Agreement, Restricted Stock Agreements, and the provisions of your Employment Agreement, except where specifically modified herein. Unless otherwise noted, this Letter Agreement supersedes any and all other agreements or proposals, written or oral, made by Vertis or any Released Party, or on their behalf to you, including but not limited to, your Employment Agreement. This Letter Agreement is the full and final understanding between you and Vertis. You agree that there are no additional promises or terms among you and Vertis other than those contained or referred to herein, and that this Letter Agreement shall not be modified, waived or amended except by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b)                         Notwithstanding any other provision of this Letter Agreement, Vertis may withhold from amounts payable under this Letter Agreement all federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations.

(c)                          Your or Vertis’s failure to insist upon strict compliance with any provisions of, or to assert any right under, this Letter Agreement shall not be deemed to be a waiver of such provision or right or of any other provision of or right under this Letter Agreement.

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If the foregoing terms are acceptable to you, please confirm your agreement by signing your name below. Your signature below will indicate that you are entering into this Letter Agreement freely and with a full understanding of its terms and effect.

Very truly yours,

/s/ John V. Howard, Jr.
John V. Howard, Jr., On behalf of Vertis, Inc. and Vertis Holdings, Inc.

AGREED AND ACCEPTED:

/s/ Dean D. Durbin
Dean D. Durbin

Date:	12/17/06